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                                                                    EXHIBIT 2.11

DATED                                                              27 April 2005

                  (1)   MITEL NETWORKS LIMITED

                  (2)   HIGHBRIDGE INTERNATIONAL LLC (as Security Agent)

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                             GUARANTEE AND INDEMNITY

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                                   MORGAN COLE
                                  Bradley Court
                                   Park Place
                                Cardiff CF10 3DP

                                    Ref: MDM

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THIS GUARANTEE AND INDEMNITY is made BY DEED and dated              April 2005

PARTIES:

(1) MITEL NETWORKS LIMITED, a private company limited by shares incorporated in England and Wales under number 1309629 whose registered office is at Portskewett, Monmouthshire, NP26 5YR ("GUARANTOR")

(2) HIGHBRIDGE INTERNATIONAL LLC ("SECURITY AGENT") as trustee for itself and the other Secured Parties.

RECITALS

      Whereas the Guarantor is a subsidiary of the Principal Debtor (as defined below) and has agreed to enter into this Guarantee to secure all of the monies, liabilities and obligations of the Principal Debtor (as defined below) owed to the Security Agent and the other Secured Parties pursuant to the Transaction Documents (as defined below).

AGREEMENT

1.    INTERPRETATION

 1.1 Unless the context otherwise requires or unless otherwise defined in this Guarantee, words and expressions shall have the same respective meanings that are given to them in the Transaction Documents.

 1.2 In this Guarantee the following expressions shall have the following meanings :-

       "CHARGE" means (i) the charge over book debts and cash at bank dated the date of this Guarantee (ii) the debenture dated the date of this Guarantee, and (iii) the charge over shares to be made after the date of this Guarantee, each made (or to be made, as the case may be) by the Guarantor in favour of the Security Agent, as the same may be amended, restated or supplemented from time to time.

       "COLLATERAL AGENCY AGREEMENT" means the collateral agency agreement dated the date hereof between, among others, the Security Agent, the Principal Debtor and the Noteholders (as defined therein);

       "PRINCIPAL DEBTOR" means Mitel Networks Corporation, a company incorporated under the laws of Canada.

       "SECURED PARTIES" means the Security Agent and the holders from time to time of the Notes and "SECURED PARTY" means any of them.

       "TRANSACTION DOCUMENTS" means the Securities Purchase Agreement among the Principal Debtor, the Security Agent and others dated on or about the date hereof, the senior secured convertible notes (the "NOTES") issued pursuant thereto, the Security Documents (as defined in the Notes), the Collateral Agency Agreement and the Registration Rights Agreement (as defined in the Notes).

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 1.3   References to "THIS GUARANTEE" include the indemnity in clause 3.3.

 1.4 References to clauses are to be construed as references to the clauses of this Guarantee.

 1.5 References to this Guarantee and to any provisions of this Guarantee or to any other document or agreement are to be construed as references to this Guarantee, those provisions or that document or agreement in force for the time being and as amended, varied, supplemented, substituted or novated from time to time.

 1.6   Words importing the singular are to include the plural and vice versa.

 1.7 References to a person are to be construed to include references to a corporation, firm, company, partnership, joint venture, unincorporated body of persons, individual or any state or any agency of a state, whether or not a separate legal entity.

 1.8 References to any person are to be construed to include that person's assigns or transferees or successors in title, whether direct or indirect.

 1.9 References to any statutory provision are to be construed as references to that statutory provision as amended, supplemented, re-enacted or replaced from time to time (whether before or after the date of this Guarantee) and are to include any orders, regulations, instruments or other subordinate legislation made under or deriving validity from that statutory provision.

 1.10 If any of the provisions of this Guarantee are or are found to be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired

 1.11 The words "OTHER" and "OTHERWISE" are not to be construed ejusdem generis with any foregoing words where a wider construction is possible.

 1.12 References to liability are to include any liability whether actual, contingent, present or future.

 1.13 Headings are for ease of reference only and shall not affect the interpretation of this Guarantee.

2.    REPRESENTATIONS AND WARRANTIES BY THE GUARANTOR

 2.1 The Guarantor hereby represents and warrants to the Security Agent (for the benefit of itself and the other Secured Parties) that:

      2.1.1 the Guarantor is duly incorporated and is a validly existing company under the laws of its place of incorporation, has the capacity to sue or be sued in its own name and has power to carry on its business as now being conducted and to own its property and other assets;

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      2.1.2 the Guarantor has full power and authority to execute, deliver and perform its obligations under this Guarantee and under the Charge and no limitation on the powers of the Guarantor will be exceeded as a result of the Guarantor entering into this Guarantee or the Charge;

      2.1.3 the execution, delivery and performance by the Guarantor of this Guarantee and the Charge and the performance of its obligations under this Guarantee and the Charge have been duly authorized by all necessary corporate action and do not contravene or conflict with:

            (a) the Guarantor's memorandum and articles of association or other equivalent constitutional documents; or

            (b) any resolutions of the shareholders or directors of the Guarantor; or

            (c) any existing law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject; or

            (d) the terms of any agreement or other document to which the Guarantor is a party or which is binding upon it or any of its assets;

      2.1.4 this Guarantee and the Charge are the legal, valid and binding obligations of the Guarantor and are enforceable against the Guarantor in accordance with their terms;

      2.1.5 except as disclosed in writing to the Security Agent, there are no actions, suits or proceedings pending or, to its knowledge, threatened (nor to the best of its knowledge is there any pending investigation) against or involving the Guarantor or any of its subsidiaries at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves a reasonable possibility (so far as it can foresee) of either any material adverse change in the business, properties or financial condition of the Guarantor or of any adverse impairment of the value of the security granted or to be granted pursuant to the Charge and neither the Guarantor nor any of its subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which involves a reasonable possibility (so far as it can foresee) of either any material adverse change in the business, properties or financial condition of the Guarantor or of any adverse impairment of the value of the security granted or to be granted pursuant to the Charge.

 2.2 The Guarantor acknowledges that the Security Agent (for the benefit of itself and the other Secured Parties) has accepted this Guarantee and the Charge in full reliance on the representations and warranties set out in this clause 2, notwithstanding any investigation made by or on behalf of the Secured Parties. The representations and warranties made

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       by the Guarantor in this clause 2 for the benefit of the Secured Parties are material and shall survive the execution and delivery of this Guarantee and the Charge.

3.    GUARANTEE AND INDEMNITY

 3.1 In consideration of the Security Agent and the other Secured Parties entering into the Transaction Documents and making the facilities available to the Principal Debtor thereunder the Guarantor irrevocably and unconditionally undertakes the obligations and liabilities set out in clause 3.2.

 3.2 The Guarantor irrevocably and unconditionally guarantees on demand, the due and punctual performance and discharge of all obligations and liabilities of any kind whatsoever of the Principal Debtor to the Secured Parties and/or the Security Agent on their behalf in connection with or relating to the Transaction Documents, whether:

      3.2.1 present or future;

      3.2.2 actual or contingent; and/or

      3.2.3 owed by the Principal Debtor alone or jointly and/or severally with others

      (the "SECURED OBLIGATIONS").

 3.3 The Guarantor shall indemnify and keep indemnified the Security Agent (for the benefit of itself and the other Secured Parties) (to the extent not indemnified under the Transaction Documents or as otherwise indemnified under this Guarantee) on demand by the Security Agent against all losses, actions, claims, costs, charges, expenses and liabilities suffered or incurred by the Security Agent or any other Secured Party in relation to this Guarantee (including the costs, charges and expenses incurred in the enforcement of any of the provisions of this Guarantee or occasioned by any breach by the Guarantor of any of its obligations to the Security Agent under this Guarantee).

4.    SECURITY AGENT AND SECURED PARTY PROTECTIONS

 4.1 The Guarantor acknowledges and agrees that this Guarantee is and at all times shall be a continuing security and shall extend to cover the ultimate balance due at any time from the Principal Debtor to the Security Agent and the other Secured Parties under or in respect of any of the Transaction Documents and any of the transactions contemplated thereby, it being the intent of the Guarantor that its liability to the Secured Parties under this Guarantee shall be absolute and unconditional under all circumstances and shall not be discharged except by payment in full of all of the obligations and liabilities set out in clause 3.2.

 4.2 The Guarantor acknowledges and agrees that none of its liabilities under this Guarantee shall be reduced, discharged or otherwise adversely affected by:

      4.2.1 any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which the Security Agent or any other Secured

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            Party may now or hereafter have from or against the Principal Debtor and any other person in respect of any of the obligations and liabilities of the Principal Debtor and any other person under and in respect of the Transaction Documents;

      4.2.2 any act or omission by the Security Agent or any other person in taking up, perfecting or enforcing any security or guarantee from or against the Principal Debtor and any other person;

      4.2.3 any termination, amendment, variation, novation or supplement of or to the Transaction Documents;

      4.2.4 any grant of time, indulgence, waiver or concession to the Principal Debtor and any other person;

      4.2.5 any of the insolvency, bankruptcy, liquidation, administration, winding-up, incapacity, limitation, disability, the discharge by operation of law, and any change in the constitution, name and style of the Principal Debtor and any other person;

      4.2.6 any invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation of the Principal Debtor and any other person;

      4.2.7 any claim or enforcement of payment from the Principal Debtor and any other person;

      4.2.8 any act or omission which would have discharged or affected the liability of the Guarantor had it been a principal debtor instead of guarantor or indemnitor or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge the Guarantor or otherwise reduce or extinguish its liability under this Guarantee in whole or in part;

      4.2.9 any lack of validity or enforceability of the Transaction Documents or any other agreement or instrument relating thereto.

 4.3   Primary obligation

      4.3.1 The obligations and liabilities expressed to be undertaken by the Guarantor under this Guarantee are those of primary obligor and not merely as a surety.

      4.3.2 The Security Agent shall not be obliged before taking steps to enforce any of its rights and remedies under this Guarantee (for the benefit of itself and the other Secured Parties):

            (a) to take action or obtain judgment in any court against the Principal Debtor and any other person;

            (b) to make or file any claim in a bankruptcy, liquidation, administration or insolvency of the Principal Debtor and any other person; or

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            (c)   to make demand, enforce or seek to enforce any claim, right or remedy against the Principal Debtor or any other person.

 4.4   Dealing with the Principal Debtor and Others

      4.4.1 The obligations and liabilities of the Guarantor hereunder shall not be released, discharged, limited or in any way affected by anything done, suffered or permitted by the Secured Parties in connection with any monies advanced by the Secured Parties to the Principal Debtor under the Transaction Documents or any security therefor, including any loss of or in respect of any security received by the Secured Parties from the Principal Debtor or others. It is agreed that the Secured Parties, without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantor's obligations and liabilities hereunder, may, without limiting the generality of the foregoing:

            (a) grant time, renewals, extensions, indulgences, releases and discharges to the Principal Debtor,

            (b) increase or decrease the amount of the credit facilities available to the Principal Debtor or amend, delete or add to any terms or conditions of the Transaction Documents;

            (c) take or abstain from taking securities or collateral from the Principal Debtor or from perfecting securities or collateral of the Principal Debtor;

            (d) release, discharge, compromise or otherwise deal with (with or without consideration) any and all collateral, mortgages or other security given by the Principal Debtor or any third party with respect to the obligations or matters contemplated by the Transaction Documents;

            (e) do, or omit to do, anything to enforce the payment or performance of any of the obligations and liabilities set out in clause 3.2 or take or abstain from taking security from the Principal Debtor or any other person or to perfect or abstain from perfecting any security interest;

            (f) vary, compromise, exchange, renew, discharge, release, subordinate, postpone, abandon or otherwise deal with any of the obligations and liabilities set out in clause 3.2 or any security interest;

            (g) deal with or allow any creditor of the Principal Debtor or the Guarantor or any other person to deal with goods or property constituting collateral subject to any security interest;

            (h)   accept compromises from the Principal Debtor;

            (i) apply all monies at any time received from the Principal Debtor or from securities upon such part of the obligations and liabilities set out in clause

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                  3.2 as the Secured Parties may see fit or change any such
                  application in whole or in part from time to time as the Secured Parties may see fit; or

            (j) otherwise deal with the Principal Debtor and all other persons and securities as the Secured Parties may see fit.

      4.4.2 The Secured Parties shall not be bound or obliged to exhaust its recourse against the Principal Debtor or other persons or any securities, mortgage or collateral it may hold or take any other action before being entitled to payment from the Guarantor hereunder.

      4.4.3 Any account settled by or between the Secured Parties and the Principal Debtor with respect to the Transaction Documents shall in the absence of manifest error be accepted by the Guarantor as conclusive evidence that the balance or amount thereby appearing due to the Secured Parties is so due.

 4.5   No security

      4.5.1 The Guarantor warrants to the Security Agent that it has not taken or received, and agrees not to take, exercise or receive the benefit of any security or other right or benefit (whether by set-off, counterclaim, subrogation, indemnity, proof in liquidation or otherwise and whether from contribution or otherwise, all together 'Rights') from or against any of the Principal Debtor or any other person in respect of any liability of or payment by the Guarantor under this Guarantee or otherwise in connection with this Guarantee other than the unsecured indemnity to be given by the Principal Debtor to the Guarantor in respect of this Guarantee.

      4.5.2 If any of such Rights is taken, exercised or received by the Guarantor, the Guarantor declares that such Rights and all monies at any time received or held in respect of such Rights shall be held by the Guarantor on trust for the Security Agent (for the benefit of itself and the other Secured Parties) for application in or towards the discharge of the liabilities of the Guarantor to the Security Agent and the other Secured Parties under this Guarantee.

      4.5.3 The Guarantor agrees that all other Rights and all monies from time to time held on trust by the Guarantor for the Security Agent (for the benefit of itself and the other Secured Parties) under or pursuant to clause 4.5.2 shall be transferred, assigned or, as the case may be, paid to the Security Agent, promptly following the Security Agent's demand.

 4.6 This Guarantee shall be in addition to and shall not affect or be affected by or merge with any other judgment, security, right or remedy obtained or held by the Security Agent (for the benefit of itself and the other Secured Parties) from time to time for the discharge and performance of any of the liabilities and obligations of the Principal Debtor to the Security Agent and the other Secured Parties.

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5. INTEREST

 5.1 The Guarantor agrees to pay interest to the Security Agent at the interest rate prescribed in the Notes after as well as before judgment on all sums demanded under this Guarantee from the date of the Security Agent's demand under this Guarantee or, if earlier, the date on which the relevant damages, losses, costs or expenses arose in respect of which such demand has been made, in each case until, but excluding, the date of actual payment.

 5.2 All such interest shall accrue on a day-to-day basis and shall be compounded in accordance with the Notes.

6. SUSPENSE ACCOUNT

 6.1 The Security Agent may place to the credit of a suspense account any monies received under or in connection with this guarantee in order to preserve the rights of the Security Agent (for the benefit of itself and the other Secured Parties) to prove for the full amount of all of its claims against any of the Principal Debtor and any other person.

 6.2 The Security Agent may at any time, apply any of the monies referred to in clause 6.1, in or towards satisfaction of any of the monies, obligations and liabilities the subject of this Guarantee as the Security Agent, in its absolute discretion, may from time to time conclusively determine.

7.    APPROPRIATION AND SUBROGATION

 7.1 The Guarantor shall not and may not direct the application by the Security Agent of any sums received by the Security Agent from the Guarantor under, or pursuant to, any of the terms of this Guarantee.

 7.2 The Guarantor shall have no right of subrogation in respect of payments made to the Secured Parties hereunder until such time as all obligations to the Secured Parties shall have been fully satisfied. In the case of the liquidation, winding-up or bankruptcy of the Principal Debtor (whether voluntary or involuntary) or in the event that the Principal Debtor shall make an arrangement or composition with its creditors, the Secured Parties shall have the right to rank for their full claims and to receive all dividends or other payments in respect thereof until their claims have been paid in full and the Guarantor shall continue to be liable to the Secured Parties up to the amount guaranteed (less any payments made by the Guarantor hereunder) for any balance which may be owing to the Secured Parties by the Principal Debtor. If (a) the Guarantor shall make payment to the Secured Parties of all or any part of the obligations and (b) all the obligations shall be paid in full, the Secured Parties will, at the Guarantor's request, forthwith, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of its interest in the obligations resulting from such payment by the Guarantor.

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8.    NEW ACCOUNTS

 8.1 If this Guarantee ceases to be continuing for any reason whatsoever, then the Security Agent may open a new account or accounts in the name of the Principal Debtor.

 8.2 If the Security Agent does not open a new account or accounts pursuant to clause 8.1, it shall nevertheless be treated as if it had done so at the time that this Guarantee ceases to be continuing (whether by determination, calling in or otherwise) in relation to the Principal Debtor.

 8.3 As from that time, all payments made to the Security Agent by or on behalf of the Principal Debtor shall be credited or be treated as having been credited to the new account or accounts and shall not operate to reduce the amount for which this Guarantee guarantees available at that time nor shall the liability of the Guarantor under this Guarantee in any manner be reduced or affected by any subsequent transactions, receipts or payments into or out of any such accounts.

9.    DISCHARGE TO BE CONDITIONAL

 9.1 Any release, discharge or settlement between the Guarantor and the Security Agent (for the benefit of itself and the other Secured Parties) in relation to this Guarantee shall be conditional upon no right, security, disposition or payment to the Security Agent by any of the Guarantor and any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason.

 9.2 If any such right, security, disposition or payment is void or at any time so set aside or ordered to be refunded, the Security Agent (for the benefit of itself and the other Secured Parties) shall be entitled subsequently to enforce this Guarantee against the Guarantor as if such release, discharge or settlement had not occurred and any such security, disposition or payment had not been made.

10.   PAYMENTS AND TAXES

 10.1 All sums payable by the Guarantor under this Guarantee shall be paid to the Security Agent (for the benefit of itself and the other Secured Parties) in full without:

      10.1.1 any set-off, condition or counter-claim whatsoever; and

      10.1.2 free and clear of all deductions or withholdings whatsoever save only as may be required by law or regulation which in either case is binding on it.

 10.2 If any deduction or withholding is required by any law, practice or regulation (whether or not such practice or regulation has the force of law) in respect of any payment due from the Guarantor under this Guarantee or is in any event made, the relative sum payable by the Guarantor shall be increased so that, after making the minimum deduction or withholding so required, the Guarantor shall pay to the Security Agent for

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      the benefit of itself and the other Secured Parties and the Security Agent and the Secured Parties shall receive and be entitled to retain on the due date for payment a net sum at least equal to the sum which it would have received had no such deduction or withholding been required to be or had in fact been made.

11.   DEMANDS AND NOTIFICATION BINDING

 11.1 Any demand, notification or certificate given by the Security Agent specifying amounts due and payable under or in connection with any of the provisions of this Guarantee shall, in the absence of manifest error, be conclusive and binding on the Guarantor.

12.   COSTS

 12.1 The Guarantor shall, on demand and on a full indemnity basis, pay to the Security Agent (for the benefit of itself and the other Secured Parties) the amount of all costs and expenses (including legal and out-of-pocket expenses and any Value Added Tax on such costs and expenses) which the Security Agent incurs in connection with:-

      12.1.1 the preparation, negotiation, execution and delivery of this Guarantee;

      12.1.2 any actual or proposed amendment, variation, supplement, waiver or consent under or in connection with this Guarantee;

      12.1.3 any discharge or release of this Guarantee;

      12.1.4 the preservation or exercise (or attempted preservation or exercise), and the enforcement (or attempted enforcement) of, any rights under or in connection with, this Guarantee.

13.   SET-OFF

 13.1 The Security Agent (for the benefit of itself and the other Secured Parties) and each other Secured Party may, following a demand under this Guarantee but without notice to the Guarantor, apply any credit balance which is at any time held by any office or branch of the Security Agent for the account of the Guarantor in or towards satisfaction of any sum then due and payable from the Guarantor under this Guarantee.

 13.2 For the purposes of exercising any rights under this clause, or any rights under the general law, any Secured Party may convert or translate all or any part of such credit balance into another currency applying a rate which in its opinion fairly reflects the relative prevailing rates of exchange.

 13.3 No Secured Party is obliged to exercise any of its rights under this clause, which shall be without prejudice and in addition to any rights under the general law.

 13.4 In this clause "rights under the general law" means any rights of set-off, combination or consolidation of accounts, lien or similar tight which any Secured Party has under any applicable law.

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14.   NOTICES

 14.1 A demand notice or other communication to the Guarantor in connection with this Guarantee:

      14.1.1 shall be in writing and;

      14.1.2 shall be left at or sent by facsimile or prepaid ordinary post (airmail if posted to a place outside the United Kingdom) to the Guarantor addressed to the person at the address identified with its signature below.

 14.2 A demand notice or other communication shall take effect from the time it is received (or if earlier the time it is deemed to be received in accordance with clause 14.3) unless a later time is specified in it.

 14.3  A letter or facsimile is deemed to be received:-

      14.3.1 in the case of a posted letter unless actually received earlier on the second (fifth if posted to a place outside the United Kingdom) day after posting; and

      14.3.2 in the case of facsimile on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

15.   TRANSFERS

 15.1 This Guarantee is freely assignable or transferable by the Security Agent (for the benefit of itself and the other Secured Parties).

 15.2 The Guarantor may not assign any of its rights and may not transfer any of its obligations under this Guarantee or enter into any transaction which would result in any of those rights or obligations passing to another person without the prior written consent of the Security Agent, which may be withheld in the sole discretion of the Security Agent.

 15.3  CURRENCY INDEMNITY

      If, under any applicable law or regulation or pursuant to a judgment or order being made or registered against the Guarantor or the liquidation of the Guarantor or without limitation for any other reason, any payment under or in connection with this Guarantee is made or falls to be satisfied in a currency ("PAYMENT CURRENCY") other than the currency in which such payment is expressed to be due under or in connection with this Guarantee ("CONTRACTUAL CURRENCY") then, to the extent that the amount of such payment actually received by the Security Agent, when converted into the contractual currency at the rate of exchange falls short of the amount due under or in connection with this Guarantee, the Guarantor, as a separate and independent obligation, shall indemnify and hold harmless the Security Agent against the amount of such shortfall. For the purposes of this clause, "RATE OF EXCHANGE" means the rate at which the Security Agent is able on

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                                     - 12 -

      or about the date of such payment to purchase, in accordance with its normal practice, the contractual currency with the payment currency and shall take into account (and the Guarantor shall be liable for) any premium and other costs of exchange including any taxes or duties incurred by reason of any such exchange.

16.   MISCELLANEOUS

 16.1 No delay or omission on the part of the Security Agent in exercising any right or remedy under this Guarantee shall impair that right or remedy or operate as or be taken to be a waiver of it, nor shall any single partial or defective exercise of any such right or remedy preclude any other or further exercise under this Guarantee of that or any other right or remedy.

 16.2 The Security Agent's rights under-this Guarantee are cumulative and not exclusive of any rights provided by law and may be exercised from time to time and as often as the Security Agent deems expedient.

 16.3 Any waiver by the Security Agent of any terms of this Guarantee, or any consent or approval given by the Security Agent under it, shall only be effective if given in writing and then only for the purpose and upon the terms and conditions, if any, on which it is given.

 16.4 If at any time any one or more of the provisions of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity and enforceability of the remaining provisions of this Guarantee nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.

 16.5 The Guarantor shall at all times do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, transfers, assignments and assurances as the Security Agent may reasonably require in order to give effect to the provisions of this Guarantee and the provisions of the Charge.

 16.6 This Guarantee may be executed in more than one counterpart each of which shall constitute an original.

17.   LANGUAGE

      All notices demands or communications under or in connection with this Guarantee shall be in English.

18.   LAW AND JURISDICTION

19.1 This Guarantee shall be governed by and construed in accordance with the laws of England and Wales.

19.2 The Guarantor irrevocably agrees for the benefit of the Security Agent that the courts of England and/or any of the federal or State courts sitting in The City of New York,

      Borough of Manhattan will have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of, or in connection with, this Guarantee and, for that purpose, irrevocably submits to the jurisdiction of such courts.

19.3 The Guarantor irrevocably waives any objection which it might now or hereafter have to any of the courts referred to in clause 19.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of, or in connection with, this Guarantee and agrees not to claim that any such court is not a convenient or inappropriate forum.

19.4  The submission to the jurisdiction of the courts referred to in clause
      19.2 will not (and is not to be construed so as to) limit the right of the Security Agent to take proceedings against the Guarantor in any other court of competent jurisdiction, nor will the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

19.5 The Guarantor hereby consents in respect of any legal action or proceeding arising out of, or in connection with, this Guarantee, to the giving of any relief, or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

19.6 To the extent that the Guarantor may in any jurisdiction claim for itself or its assets, immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and, to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Guarantor hereby irrevocably agrees that it will not claim, and hereby irrevocably waives, such immunity to the full extent permitted by the law of such jurisdiction.

19.   SECURITY AGENT

 19.1 The relevant provisions of the Transaction Documents shall apply to the Security Agent's rights, obligations, powers and duties under this Guarantee as if set out in this Guarantee in full.

20.   TERMINATION

21.1 This Guarantee is a continuing security, and shall not terminate or be discharged until the earlier of (a) performance and indefeasible payment in full of all of the Secured Obligations and (b) the date on which a Qualified IPO (as defined in the Notes) is consummated.

21.   RIGHTS OF THIRD PARTIES

      Save as expressly provided to the contrary in any Transaction Document:

IN WITNESS whereof this Guarantee and Indemnity has been executed as a Deed the day and year first before written.

EXECUTED as a Deed (but not delivered
until the date hereof by MITEL
NETWORKS LIMITED and signed by
two directors or a director and the secretary

                                      Director /s/ [ILLEGIBLE]
                                               ------------------------

                                      Director /s/ Paul Butcher
                                               ------------------------

NOTICE DETAILS

        Address:    Mitel Business Park
                    Portskewett
                    Caldicot
                    Gwent NP26 5YR

        Fax No.:    0870 909 4040

        Tel. No.:   0870 909 2020

        Attention:  Chris Crane

EXECUTED as a Deed (but not delivered           HIGHBRIDGE INTERNATIONAL LLC
until the date hereof by the SECURITY
AGENT acting by its duly authorized             BY: HIGHBRIDGE CAPITAL
signatories                                     MANAGEMENT, LLC


                                        By: ___________________________________
                                            Name: Ari J. Storch
                                            Title: Managing Director

IN WITNESS whereof this Guarantee and Indemnity has been executed as a Deed the day and year first before written.

EXECUTED as a Deed (but not delivered
until the date hereof by MITEL
NETWORKS LIMITED and signed by two directors or a director and the secretary

                                      Director _________________________________

                                 Director/Secretary ____________________________

NOTICE DETAILS

        Address:        Mitel Business Park
                        Portskewett
                        Caldicot
                        Gwent NP26 5YR

        Fax No.:        0870 909 4040

        Tel. No.:       0870 909 2020

        Attention:      Chris Crane

EXECUTED as a Deed (but not delivered           HIGHBRIDGE INTERNATIONAL LLC
until the date hereof by the SECURITY
AGENT acting by its duly authorized             BY: HIGHBRIDGE CAPITAL
signatories                                     MANAGEMENT, LLC

                                        By: /s/ Adam J. Chill
                                            ------------------------------------
                                            Name: Adam J. Chill
                                            Title: Managing Director